Exhibit 99.1

Cerus Corporation Announces Third Quarter 2023 Financial Results

CONCORD, CA, November 2, 2023 - Cerus Corporation (Nasdaq: CERS) today announced financial results for the third quarter ended September 30, 2023.

Recent highlights include:

•
Third quarter 2023 total revenue of $47.3 million was comprised of total product revenue of $39.8 million and government contract revenue of $7.5 million.
•
Completed Phase 3 ReCePI study enrollment in cardiovascular surgery patients, with top-line data readout on track for Q1 2024.
•
Attended first in-person AABB Annual Meeting since 2019, where presentations from transfusion medicine leaders highlighted the growing experience with the benefits of INTERCEPT-treated products, including INTERCEPT platelets and INTERCEPT Fibrinogen Complex (IFC).
•
Cash, cash equivalents, and short-term investments were $79.0 million at September 30, 2023.
•
Reaffirming commitment to achieve non-GAAP adjusted EBITDA breakeven in the fourth quarter of 2023.

“We continued to make progress on multiple fronts in the third quarter,” said William “Obi” Greenman, Cerus’ president and chief executive officer. “We completed patient enrollment in our U.S. Phase 3 ReCePI study and continue to plan for a top-line data readout from the study in the first quarter of next year.”

“On the top line, product revenues in the quarter returned to prior year levels, and we expect continued growth from here through the end of the year, with the near-term growth trajectory influenced by the system-wide roll-out of INTERCEPT platelets at Canadian Blood Services," continued Greenman. "Due primarily to the timing of our recent execution of an IFC sales agreement with one of the largest U.S. producers of cryoprecipitate, we are adjusting our full-year 2023 product revenue guidance to a range of $155 million to $158 million. The growth we are expecting in the second half of this year reflects the ongoing global demand for INTERCEPT-treated blood components and the growing use of IFC by blood center and hospital customers, as evidenced at the recent AABB Annual Meeting.”

Revenue

Product revenue during the third quarter of 2023 was $39.8 million, compared to $39.6 million during the prior year period.

Third-quarter 2023 government contract revenue was $7.5 million, compared to $6.8 million during the prior year period. Reported government contract revenue in the third quarter 2023 increased versus the prior year period primarily due to funding associated with development of LyoIFC as well as research and development (R&D) activities related to the INTERCEPT Blood System for Red Blood Cells. In addition to this funding, the Company’s government contract revenue was comprised of funding associated with efforts related to the development of next-generation pathogen reduction technology to treat whole blood.

Product Gross Profit & Margin

Product gross profit for the third quarter of 2023 was $21.8 million, which is consistent with the prior year period. Product gross margin for the third quarter of 2023 was 54.9% compared to 55.4% for the third quarter of 2022. The Company continues to expect stability in gross margin percentage for the balance of the year. The Company’s margin expansion efforts are ongoing with the goal of realizing further margin expansion in the future.

Operating Expenses

Total operating expenses for the third quarter of 2023 were $34.5 million compared to $36.1 million for the same period of the prior year, reflecting a year-over-year decrease of 4%.

Selling, general, and administrative (SG&A) expenses for the third quarter of 2023 totaled $16.2 million, compared to $19.9 million for the third quarter of 2022. The year-over-year decrease in SG&A expenses for the third quarter was tied to decreased headcount and decreased non-cash stock-based compensation.

R&D expenses for the third quarter of 2023 were $16.8 million, compared to $16.2 million for the third quarter of 2022. The small year-over-year increase in R&D expenses in the third quarter was tied to the development of our next-generation illuminator and increased clinical research activities.

As previously described, the Company entered into a plan to restructure certain functions and reduce its real estate footprint during the second quarter of 2023. For the third quarter of 2023, the plan resulted in an additional $1.6 million restructuring charge. Of the $1.6 million, $1.1 million primarily relates to the write off of operating lease assets* which will be paid down over the course of the operating lease, and $0.5 million relates to non-cash charges associated with leasehold improvements which were written off. The Company excludes the restructuring charge from its non-GAAP adjusted EBITDA measure presented below.

Net Loss Attributable to Cerus Corporation

Net loss attributable to Cerus Corporation for the third quarter of 2023 was $7.3 million, or $0.04 per basic and diluted share, compared to a net loss attributable to Cerus Corporation of $8.5 million, or $0.05 per basic and diluted share, for the third quarter of 2022.

Non-GAAP Adjusted EBITDA

Non-GAAP adjusted EBITDA for the third quarter of 2023 was negative $1.0 million, compared to non-GAAP adjusted EBITDA of negative $2.7 million for the third quarter of 2022. The Company remains committed to achieving non-GAAP adjusted EBITDA breakeven during the fourth quarter of 2023. For additional information, please see definitions and the reconciliation of this non-GAAP measure to net loss attributable to Cerus Corporation accompanying this release.

Balance Sheet & Cash Use

At September 30, 2023, the Company had cash, cash equivalents and short-term investments of $79.0 million, compared to $84.5 million at June 30, 2023, and $102.2 million at December 31, 2022.

As of September 30, 2023, the Company had $60 million outstanding on its term loan and $18.8 million drawn on its revolving credit facility. The Company has access to another $15 million of term debt and $16.2 million under its revolving line of credit.

For the third quarter of 2023, net cash used in operating activities totaled $10.5 million as compared to $2.1 million during the prior year period. The increase in operating cash use was primarily related to increased inventory balances in addition to other working capital items. During the quarter the Company has initiated actions that are designed to, over time, sell down and reduce the amount of inventory on the balance sheet at September 30, 2023.

2023 Product Revenue Guidance

The Company is adjusting its previously stated product revenue guidance range. The Company expects full-year 2023 product revenue to be in the range of $155 million to $158 million. The revision is due in part to the delay in signing the now executed IFC sales agreement with one of the largest U.S. producers of cryoprecipitate.

Quarterly Conference Call

The Company will host a conference call at 4:30 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir.

A replay will be available on Cerus’ website approximately three hours after the call through November 16, 2023.

* Operating lease right-of-use assets to conform to the pure balance sheet legend.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. The INTERCEPT red blood cell system is under regulatory review in Europe, and in late-stage clinical development in the US. Also in the US, the INTERCEPT Blood System for Cryoprecipitation is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex (commonly referred to as INTERCEPT Fibrinogen Complex), a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to Cerus’ updated 2023 annual product revenue guidance; Cerus achieving non-GAAP adjusted EBITDA breakeven in the fourth quarter of 2023; Cerus’ expectations for a top-line data readout from the Phase 3 ReCePI study in the first quarter of 2024; expectations for revenue growth in the second half of 2023; Cerus’ development efforts for next-generation pathogen reduction technology to treat whole blood and its next-generation illuminator; Cerus’ expectation for stability in gross margin percentage for the balance of 2023 and its goal of realizing further margin expansion in the future; Cerus’ access to another $15 million of term debt and $16.2 million under its revolving line of credit; Cerus initiating actions that are designed to, over time, sell down and lower the amount of inventory on the balance sheet at September 30, 2023; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its updated 2023 annual product revenue guidance, (b) effectively continue to launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, (e) effectively expand its commercialization activities into additional geographies and/or (f) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline programs, or otherwise; risks associated with macroeconomic developments, including ongoing military conflicts in Ukraine and Israel and the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results such as the current and potential additional disruptions to the U.S. and EMEA blood supply resulting from the evolving effects of the COVID-19 pandemic; risks associated with Cerus’ lack of longer-term commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to the highly concentrated market for the INTERCEPT Blood System; risks related to how any future platelet additive solution (PAS) supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including IFC for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) additional manufacturing site Biologics License Applications necessary for Cerus to more broadly distribute the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, (c) Cerus may be unable to complete enrollment in its RedeS study and/or report data from its ReCePI and RedeS studies in a timely manner or at all, (d) Cerus may be unsuccessful in developing next-generation technology or products, (e) Cerus may be unable to submit and complete a modular PMA submission for the INTERCEPT Red Blood Cell system in a timely manner or at all, (f) Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the INTERCEPT Red Blood Cell system in a timely manner or at all, and (g) Cerus may be unable to obtain the requisite regulatory approvals to advance its pipeline programs and bring them to market in a timely manner or at all; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from military conflicts, the COVID-19 pandemic, rising interest rates, inflation or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving impact of macroeconomic developments, including the ongoing military conflicts in Ukraine and Israel, rising interest rates, inflation and the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with Cerus’ ability to access additional funds under its credit facility and to meet its debt service obligations, and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, including with respect to expected gross margin improvement and inventory efforts, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 3, 2023. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Use of Non-GAAP Financial Measures

Cerus has presented in this release certain financial information in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and also on a non-GAAP basis, including adjusted EBITDA. We define adjusted EBITDA as net income (loss) attributable to Cerus Corporation as reported on the consolidated statement of operations, as adjusted to exclude (i) net income (loss) attributable to noncontrolling interest, (ii) provision for (benefit from) income taxes, (iii) foreign exchange (loss)/gain, (iv) interest expense, (v) other income (expense), net (vi) depreciation and amortization, (vii) share-based compensation, (viii) goodwill and asset impairments, (ix) costs associated with our noncontrolling interest in our joint venture in China, (x) revenue and direct costs associated with our government contracts and (xi) restructuring charges. We are presenting this non-GAAP financial measure to assist investors in assessing our operating results. Management believes this non-GAAP information is useful for investors, when considered in conjunction with Cerus’ GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Cerus’ operating results as reported under GAAP. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not necessarily comparable to similarly-titled measures presented by other companies. A reconciliation between GAAP and non-GAAP financial information is provided immediately following the financial tables. Cerus has not provided a reconciliation of its anticipated non-GAAP adjusted EBITDA breakeven in the fourth quarter of 2023 to projected fourth quarter 2023 GAAP net loss attributable to Cerus Corporation because certain items such as share-based compensation that are components of net loss attributable to Cerus Corporation cannot be reasonably projected due to the significant impact of changes in Cerus’ stock price and other factors. These components of GAAP net loss attributable to Cerus Corporation could significantly impact the reported GAAP net loss attributable to Cerus Corporation.

Contact:

Jessica Hanover – Vice President, Corporate Affairs

Cerus Corporation

925-288-6137

Supplemental Tables

	Three Months Ended	Nine Months Ended

	September 30,	September 30,
	2023 vs. 2022	2023 vs. 2022
Platelet Kit Growth
North America	(6%)	(12%)
International	(2%)	(6%)
Worldwide	(5%)	(11%)
Change in Calculated Number of Treatable Platelet Doses
North America	(6%)	(13%)
International	(5%)	(9%)
Worldwide	(6%)	(12%)

* Dose treatable calculation based on the number of kits sold and the product configuration (single, double, and triple dose kits)

Cerus Corporation

REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2023	2022	$	%	2023	2022	$	%
North America	$25,983	$26,079	$(96)	0%	$67,077	$73,856	$(6,779)	-9%
Europe, Middle East and Africa	13,614	13,115	499	4%	41,175	42,815	(1,640)	-4%
Other	175	377	(202)	-54%	1,347	1,343	4	0%
Total product revenue	$39,772	$39,571	$201	1%	$109,599	$118,014	$(8,415)	-7%

CERUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Product revenue	$39,772	$39,571	$109,599	$118,014
Cost of product revenue	17,956	17,662	49,158	55,456
Gross profit on product revenue	21,816	21,909	60,441	62,558
Government contract revenue	7,479	6,772	23,856	18,980
Operating expenses:
Research and development	16,783	16,220	53,351	45,493
Selling, general and administrative	16,155	19,908	58,247	60,175
Restructuring	1,600	—	3,728	—
Total operating expenses	34,538	36,128	115,326	105,668
Loss from operations	(5,243)	(7,447)	(31,029)	(24,130)
Total non-operating expense, net	(1,965)	(1,007)	(4,976)	(4,849)
Loss before income taxes	(7,208)	(8,454)	(36,005)	(28,979)
Provision for income taxes	78	67	253	221
Net loss	(7,286)	(8,521)	(36,258)	(29,200)
Net loss attributable to noncontrolling interest	(19)	(39)	(97)	(45)
Net loss attributable to Cerus Corporation	$(7,267)	$(8,482)	$(36,161)	$(29,155)
Net loss per share attributable to Cerus Corporation:
Basic and diluted	$(0.04)	$(0.05)	$(0.20)	$(0.17)
Weighted average shares outstanding:
Basic and diluted	180,938	177,236	179,950	176,231

Cerus Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2023	2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$17,389	$35,585
Short-term investments	61,617	66,569
Accounts receivable	24,546	34,426
Inventories	42,661	29,003
Prepaid and other current assets	4,723	4,561
Total current assets	150,936	170,144
Non-current assets:
Property and equipment, net	9,252	10,969
Operating lease right-of-use assets	11,029	12,512
Goodwill	1,316	1,316
Non-current inventories	21,287	15,494
Restricted cash and other assets	12,024	7,657
Total assets	$205,844	$218,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$58,139	$58,205
Debt – current	18,779	56,159
Operating lease liabilities – current	2,268	2,105
Deferred product revenue – current	936	589
Total current liabilities	80,122	117,058
Non-current liabilities:
Debt – non-current	59,789	13,644
Operating lease liabilities – non-current	14,083	15,329
Other non-current liabilities	2,827	3,499
Total liabilities	156,821	149,530
Stockholders’ equity:	48,168	67,610
Noncontrolling interest	855	952
Total liabilities and stockholders’ equity	$205,844	$218,092

CERUS CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net loss attributable to Cerus Corporation	$(7,267)	$(8,482)	$(36,161)	$(29,155)

Adjustments to net loss attributable to Cerus Corporation:
Net loss attributable to noncontrolling interest	(19)	(39)	(97)	(45)
Provision for income taxes	78	67	253	221
Total non-operating expense, net (i)	1,965	1,007	4,976	4,849
Loss from operations	(5,243)	(7,447)	(31,029)	(24,130)

Adjustments to loss from operations:
Operating depreciation and amortization	1,143	987	3,313	3,083
Government contract revenue (ii)	(7,479)	(6,772)	(23,856)	(18,980)
Direct expenses attributable to government contracts (iii)	4,991	4,734	16,800	14,010
Share-based compensation (iv)	3,979	5,768	15,368	17,201
Costs attributable to noncontrolling interest (v)	37	54	210	66
Restructuring(vi)	1,600	—	3,728	—
Non-GAAP adjusted EBITDA	$(972)	$(2,676)	$(15,466)	$(8,750)

i. Includes interest income/expense and foreign exchange gains/losses.

ii. Represents revenue related to the cost reimbursement provisions under our government contracts.

iii. Represents the direct expenses attributable to work supporting government contracts, which are reimbursed and reflect under government contract revenue in the condensed consolidated statement of operations.

iv. Represents non-cash stock-based compensation.

v. Represents costs associated with the noncontrolling interest in Cerus Zhongbaokang (Shandong) Biomedical Co., LTD.

vi. Represents costs associated with the Company’s restructuring plan implemented in June 2023.